Exhibit 10.28

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of the 1st day of September, 2012 (the “Agreement”), is made by and between Casella Waste Systems, Inc., a Delaware corporation with an address of 25 Greens Hill Lane, Rutland, Vermont 05701 (“Company”), and Edmond Coletta, an individual with an address of 240 Grove St., Rutland, VT 05701 (“Employee”).

WHEREAS, Company is in the business of providing solid waste management, disposal, resource recovery and recycling services and related businesses; and

WHEREAS, Company and Employee are mutually desirous that Company continue to employ Employee, and Employee accepts such continued employment, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, Company and Employee, intending to be legally bound, do hereby agree as follows:

1.	Duties.

1.1 During the Agreement Term (as defined below), Employee is the Vice President of Finance and Investor Relations (or such other and comparable titles and positions as shall be given Employee by the Chief Executive Officer of Company), and shall faithfully perform for Company the duties of said office. Employee shall have such corporate power and authority as are necessary to perform the duties of such office and any other office(s) that are so assigned to him. Employee shall report to the Chief Executive Officer of Company. Employee shall devote substantially all of his business time and effort to the performance of his duties hereunder, shall use all reasonable efforts to advance the best interests of Company and shall not engage in outside business activities which materially interfere with the performance of his duties hereunder; provided, however, that, subject to Sections 5 and 6 below, nothing in this Agreement shall preclude Employee from devoting reasonable periods required for participating in professional, educational, philanthropic, public interest, charitable, social or community activities.

The duties to be performed by Employee hereunder shall be performed primarily in Rutland, Vermont, subject to reasonable travel requirements on behalf of Company.

2.    Agreement Term. Company hereby employs Employee, and Employee hereby accepts such employment, for an initial term (“Initial Term”) commencing September 1, 2012 and ending on the first anniversary of such date, unless sooner terminated in accordance with the provisions of Section 4. The term of this Agreement shall be automatically extended for an additional year at the expiration of the Initial Term or any succeeding term (such Initial Term and any succeeding terms being hereinafter referred to as “Agreement Term”), unless terminated by Company or Employee pursuant to the terms of Section 4 of this Agreement.

3.	Compensation and Expenses.

3.1 Base Salary. Subject to the next sentence of this Section 3.1.1, Employee shall be compensated at the annual rate of One Hundred Eighty-Six Thousand Dollars ($186,000) (“Base Salary”), payable on a bi-weekly basis in accordance with Company’s standard payroll procedures. The Base Salary will be subject to annual reviews in accordance with Company policy. Such reviews shall form the basis for any increase in Base Salary.

3.2 Incentive Compensation. In addition to the Base Salary, on an annual basis, subject to annual reviews in accordance with Company policy, and also subject to the overall performance of Company, Employee shall be eligible but not guaranteed to receive a bonus (“Bonus”) consisting of (i) a cash bonus of up to fifty percent (50%) of Employee’s Base Salary, (ii) issuance of additional stock options or restricted stock units (“RSU’s”) of Company or (iii) a combination of both cash and stock options in an amount to be determined prior to the conclusion of each fiscal year of Company during the Agreement Term in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”). Should a cash Bonus be payable to Employee, it is expected that it will be payable no later than 2 1⁄2 months after the end of the later of the Employer’s fiscal year or Employee’s taxable year during which the Bonus was earned.

3.3 Business Expenses. Upon submission of appropriate invoices or vouchers, Company shall pay or reimburse Employee for all reasonable and necessary expenses actually incurred or paid by him during the Agreement Term in the performance of his duties hereunder.

3.4 Participation in Benefit Plans. Subject to each plan’s Employee eligibility and contribution requirement, Employee shall be entitled to continue to participate in any health benefit or other employee benefit plans available to Company’s senior executives as in effect from time to time, including, without limitation, any qualified or non-qualified pension, profit sharing and savings plans, any death and disability benefit plans, any medical, dental, health and welfare plans and any stock purchase programs, on terms and conditions at least as favorable as provided to other senior executives of Company, and to continue to participate in them during the Severance Benefit Term (as defined in Section 4.4.1(g), if applicable), in each case to the extent that he may be eligible to do so under the applicable provisions of any such plan and applicable law. Following the termination of Employee hereunder or the expiration of the Severance Benefit Term (if applicable), Employee and his eligible dependents shall be eligible for health care continuation under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) to the extent authorized by law and at Employee’s own cost.

3.5 Vacation. Employee shall be entitled to four (4) weeks of annual vacation and shall be subject to the Company’s standard holiday schedule. Unused vacation shall not be carried over into any subsequent year during the Agreement Term. Company shall have no obligation to pay Employee for any unused vacation, except as provided by applicable law.

3.6 Fringe Benefits and Perquisites. Employee shall be entitled to any fringe benefits and perquisites that are generally made available to senior executives of Company from time to time and that are approved by the Compensation Committee.

4.	Termination. Employee’s employment hereunder may be terminated only under the following circumstances:

4.1 Death. Employee’s employment hereunder shall terminate upon his death, in which event Company shall pay to Employee’s written designee or, if he has no written designee, to his spouse or, if he leaves no spouse and has no written designee, to his estate, (i) Severance and the Acceleration Payment immediately upon death, and (ii) all reasonable expenses actually incurred or paid by Employee in the performance of his duties hereunder prior to the date of death.

4.2 Disability. Company may terminate Employee’s employment hereunder if (i) as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from his duties hereunder on a full-time basis for an aggregate of one hundred eighty (180) consecutive or non-consecutive business days in any twelve (12) consecutive-month period and (ii) within ten (10) days after written notice of termination hereunder is given by Company, Employee shall not have returned to the performance of his duties hereunder on a full-time basis. The determination of incapacity or disability under the preceding sentence shall be made in good faith by Company based upon information supplied by a physician selected by Company or its insurers and reasonably acceptable to Employee or his legal representative. During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Employee shall continue to receive his full Base Salary hereunder until his employment is terminated pursuant to this Section 4.2, provided that amounts payable to Employee shall be reduced by the sum of the amounts, if any, paid to Employee during the Disability Period under any disability benefit plans of Company. If Employee is terminated pursuant to this Section 4.2, Company shall pay to Employee (or his legal representative): (i) Severance, payable as described in Section 4.4.1(e), (ii) the Acceleration Payment, payable as described in Section 4.4.1(b), (iii) Severance Benefits for the Severance Benefit Term, and (iv) all reasonable expenses actually incurred or paid by Employee in the performance of his duties hereunder prior to the date of termination due to disability.

4.3 Termination by Company.

4.3.1 Termination by Company for Cause. Company shall have “Cause” to terminate Employee’s employment hereunder upon Employee (A) being convicted of a crime involving Company (other than pursuant to actions taken at the direction or with the approval of the Board), (B) having engaged in (1) willful misconduct which has a material adverse effect on Company, (2) willful or gross neglect or behavior which has a material adverse effect on Company, (3) fraud, (4) misappropriation or (5) embezzlement in the performance of his duties hereunder, or (C) having breached in any material respect the material terms and provisions of this Agreement and failed to cure such breach within fifteen (15) days following written notice from Company specifying such breach. In the event Employee’s employment is terminated by Company for “Cause”, Employee shall be entitled to continue to receive Base Salary accrued but unpaid and expenses incurred but not repaid to Employee, in each case only until the effective date of such termination.

4.3.2 Termination by Company other than for Cause. In the event Employee’s employment is terminated by Company other than for Cause, Employee shall be entitled to (i) Severance, payable as described in Section 4.4.1(e), (ii) the Acceleration Payment payable as described in Section 4.4.1(b), (iii) Severance Benefits for the Severance Benefit Term, and (iv) the accelerated vesting at the time of termination of any stock options or restricted stock units or equity grants (with respect to which payment, if any, also shall be made upon such vesting) issued by Company to Employee, provided that the accelerated vesting will only accelerate payment under clause (iv) where permitted by Section 409A (as defined below).

4.4 Termination by Employee.

4.4.1 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Affiliate” means, with respect to Company, any entity directly or indirectly controlled, controlling or under common control with Company.

(b) “Acceleration Payment” means an amount in cash equal to the value of (i) any Base Salary accrued but unpaid prior to the date of termination, (ii) Bonus accrued but unpaid prior to the date of termination and (iii) any vacation accrued but unused prior to the date of termination. The Acceleration Payment shall be payable in a lump sum immediately upon termination, subject to Section 11. The Acceleration Payment is not “deferred compensation” within the meaning of Section 409A (as defined below).

(c) “Good Reason” means the occurrence of one or more of the following conditions: the assignment to Employee of any duties inconsistent with his status as Vice President of the Company, a material adverse alteration in the nature or status of his responsibilities from those provided herein or the transfer of a significant portion of such responsibilities to one or more third persons, a material diminution in Employee’s base compensation, or a material change in the geographic location at which the employee must perform services for the Company; provided that Employee has given Company notice within ninety (90) days of the initial existence of the condition, Company has not remedied the condition within thirty (30) days after receiving such notice and Employee actually terminates within one hundred eighty (180) days of the initial existence of such condition.

(d) Intentionally Omitted.

(e) “Severance” means the sum of: (i) one (1) time the highest Annual Base Salary that was paid to Employee at any time prior to termination by Employee for Good Reason or prior to when Employee’s employment is terminated by Company other than for “Cause”; and (ii) and a one (1) time payment of fifty percent (50%) of the highest Base Salary used in clause (i). Severance due under (i) shall be paid bi-weekly in accordance with Company payroll procedures, commencing immediately upon termination, and Severance due under (ii) shall be paid in a lump sum within sixty (60) days of the date of Employee’s termination, in all cases subject to Section 11 and, to the extent applicable, Section 20, and less applicable Employee payroll deductions. Severance payable under clause (i) is intended to, and shall be construed to, fit within the short-term deferral and separation pay exceptions to Section 409A to the maximum permissible extent and each installment payment thereof shall be treated as a separate payment. Severance payable under clause (ii) is intended to, and shall be construed to, fit within the short-term deferral exception to Section 409A.

(f) “Severance Benefits” means the group medical, dental, disability and life insurance benefits contemplated by Section 3.4 of this Agreement. The Severance Benefits are intended to, and shall be construed to, fit within the short-term deferral and separation pay exceptions to Section 409A to the maximum permissible extent and each installment thereof shall be treated as a separate payment for purposes of Section 409A.

(g) “Severance Benefit Term” means one (1) year from the date Employee terminates his employment for Good Reason, or Employee’s employment is terminated by Company other than for Cause.

(h) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, and the regulations issued thereunder, as each may be amended from time to time.

4.4.2 Termination by Employee for Good Reason. At the election of Employee, Employee may terminate his employment for Good Reason immediately upon written notice to Company; provided, however, that Employee must make such election to terminate his employment for Good Reason within ninety (90) days of his becoming aware of the occurrence of such event that qualifies as Good Reason under Section 4.4.1(d) of this Agreement. If during the Agreement Term Employee’s employment is terminated by Employee for Good Reason, Employee shall be entitled to receive from Company (i) Severance, payable as described in Section 4.4.1(e), (ii) the Acceleration Payment payable as described in Section 4.4.1(b), , (iii) Severance Benefits for the Severance Benefit Term, (iv) the accelerated vesting at the time of termination of any stock options or equity grants (such as Restricted Stock Units, with respect to which payment also shall be made upon such vesting) issued by Company to Employee, and (v) a cash payment in an amount equal to the amount of any excise tax imposed on Employee under Section 4999 of the Internal Revenue Code of 1986, as amended (“Section 4999”), increased by the additional federal and state income taxes on such amount, such that, after payment of this additional cash payment, Employee’s Severance, Acceleration Payment and Severance Benefits after federal and state income taxes are equal to the amount that Employee would have received but for the imposition of the excise tax under Section 4999. Any payment pursuant to clause (v) shall be made no later than December 31 of the year following the year in which Employee remits the related taxes.

4.4.3 Termination by Employee for other than Good Reason. Upon forty five (45) days’ prior written notice, Employee may terminate his employment with Company other than for Good Reason. If Employee voluntarily terminates his employment with Company other than for Good Reason, no further payment shall be due Employee pursuant to Sections 3 or 4 above (other than payments for accrued and unpaid Base Salary and expenses incurred but not previously paid to Employee, in each case prior to such termination), however the indemnification provisions pursuant to Section 10 hereof shall survive any termination of employment of Employee hereunder.

4.5 Effect of Termination on Certain Obligations. No termination of the employment of Employee by either Company or Employee, whether for Good Reason or without Cause or for Cause, shall terminate, affect or impair any of the obligations or rights of the parties set forth in Sections 4, 5, 6, 7, 8, 10 and 21 of this Agreement, all of which obligations and rights shall survive any termination of employment of Employee hereunder.

5.    Covenant Not to Disclose Confidential Information. During the Agreement Term, and for a period of two (2) years thereafter, Employee acknowledges that during the course of his affiliation with Company he has or will have access to and knowledge of certain information and data which Company considers confidential and/or proprietary and the release of such information or data to unauthorized persons would be extremely detrimental to Company. As a consequence,

Employee hereby agrees and acknowledges that he owes a duty to Company not to disclose, and agrees that without the prior written consent of Company, at any time, either during or after his employment with Company, he will not communicate, publish or disclose, to any person anywhere, or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct his duties hereunder, provided Employee is acting in good faith and in the best interest of Company. Employee will use all reasonable efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied. Employee will return to Company all Confidential Information in Employee’s possession or under Employee’s control when the duties of Employee no longer require Employee’s possession thereof, or whenever Company shall so request, and in any event will promptly return all such Confidential Information if Employee’s employment with Company is terminated for any or no reason and will not retain any copies thereof. For purposes hereof, the term “Confidential Information” shall mean any information or data used by or belonging or relating to Company whether communication is verbal or in writing that is not known generally to the industry in which Company is or may be engaged, including without limitation, any and all trade secrets, proprietary data and information relating to Company’s business and products, intellectual property, patents, or copyrightable works, price list, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designs, financial information, whether or not reduced to writing, or information or data which Company advises Employee should be treated as Confidential Information.

6.    Covenant Not to Compete and Non-Solicitation and Non-Disparagement. Employee acknowledges that he, at the expense of Company, has been and will be specially trained in the business of Company, has established and will continue to establish favorable relations with the customers, clients and accounts of Company and will have access to trade secrets of Company. Therefore, in consideration of the compensation paid Employee hereunder, and of such training and relations and to further protect trade secrets, directly or indirectly, of Company, Employee agrees that during the term of his employment by Company, and for a period of one (1) year from and after the voluntary or involuntary termination of such employment for any or no reason, he will not, directly or indirectly, without the express written consent of Company:

(a) own or have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business located in or doing business in the United States of America or Canada in any area within one hundred (100) miles of any facility of Company during the term of Employee’s employment, by Company, which is engaged, directly or indirectly, in (i) the solid waste processing, disposal and management business, (ii) the utilization of recyclable materials business or (iii) any other business Company is engaged in or proposes to engage in on the date this Agreement, or subsequently, at the date of termination of this Agreement, including, without limitation, businesses in the nature of, or relating to, sustainability programs, waste reduction, the creation of power or fuels out of waste, landfill gas to energy or gasification businesses, waste water treatment facilities (the businesses described in clauses (a)(i), (ii) and (iii) are collectively referred to as the “Competitive Businesses”); provided, however, that notwithstanding the above, Employee may own, directly or indirectly, solely as an investment, securities of any such person which are traded on any national securities exchange or NASDAQ if Employee (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such person;

(b) solicit clients, customers (who are or were customers of Company, or were prospects to be customers of Company, within the twelve (12) months prior to termination) or accounts of Company for, on behalf of or otherwise related to any such Competitive Businesses or any products related thereto; or

(c) solicit, employ or in any manner influence or encourage any person who is or shall be in the employ or service of Company to leave such employ or service.

Furthermore, the terms of this covenant not to compete shall be enforceable against Employee only to the extent that after termination of Employee’s employment, Company continues to pay Employee any and all Severance Benefits, Severance and the Acceleration Payment as required under Section 4 of this Agreement. Furthermore, if any court determines that the covenant not to compete, or any part thereof, is unenforceable because of the duration of such provision or the geographic area or scope covered thereby, such court shall have the power to reduce the duration, area or scope of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.    Assignment of Inventions and Work. Employee hereby agrees to disclose in writing to Company any Inventions or copyrightable Works, which are conceived, made, discovered, written or created by Employee, alone and/or in combination with others, during Employee’s employment with Company, and that Employee will, voluntarily and without additional consideration, assign Employee’s rights and title to such Inventions or Works to Company. This assignment of Inventions or Works relates only to Inventions or Works which are directly related to the businesses of Company.

8.    Specific Performance. Recognizing that irreparable damage will result to Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by Employee contained in Sections 5, 6 or 7 hereof, and that Company’s remedies at law for any such breach or threatened breach will be inadequate, Company and its successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Employee, and each and every person, firm or company acting in concert or participation with him, from the continuation of such breach.

9.    Potential Unenforceability of Any Provision. Employee acknowledges and agrees that he has had an opportunity to seek advice of counsel in connection with this Agreement. If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against Employee or Company, the provisions hereof shall be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions shall automatically be reconstituted and became a part of this Agreement, effective as of the date first written above, to the maximum extent in favor of Company (in the case of an Employee breach) or Employee (in the case of a Company breach) that is lawfully enforceable. A judicial determination that any provision of this Agreement is unenforceable shall in no instance render the entire Agreement unenforceable, but rather the Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.

10.    Indemnification. Company agrees that, except as limited by Company’s Certificate of Incorporation or By-Laws (as either or both may be amended from time to time), or applicable law, Company shall indemnify Employee (and promptly advance expenses as may be required) to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may thereafter from time to time permit. Employee shall be entitled to this indemnification if by reason of his employment or by any reason of anything done or not done by Employee in any such capacity he is or is threatened to be made, a party to any threatened, pending, or completed Proceeding (as defined herein). Employee will be indemnified to the full extent permitted by applicable law against expenses, judgments, penalties, fines and amounts paid in settlement including all interest assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties or amounts paid in settlement) actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful. “Proceeding” includes any threatened, pending, or completed claim, action, suit, arbitration, alternate dispute resolution mechanism, administrative hearing, appeal, inquiry or investigation, whether civil, criminal, administrative, arbitrative, investigative, or other (whether instituted by Company or any other party), or any inquiry or investigation that Employee in good faith believes might lead to the institution of any such action, suit or proceeding whether civil, criminal, administrative, investigative, or other, including any action, suit arbitration, alternate dispute resolution mechanism, administrative hearing, appeal, or any inquiry or investigation pending on or prior to the date hereof or initiated by Employee to enforce his rights under this indemnification section of this Agreement. This indemnification and the advancement of expenses shall include attorney’s fees and other reasonable expenses incurred by Employee pursuant to this clause. In the event that there is a potential conflict of interest between Employee and Company, Employee may select his own counsel (and still be entitled to the benefit of this indemnification). Employee must submit written requests for payment pursuant to the Section 10 within one hundred twenty (120) days after Employee incurs any expenses or other amounts under this Section 10. Payment or reimbursement shall be governed by Section 20. This indemnification clause shall survive the termination of this Agreement.

11.    General Release. Employee recognizes, understands and agrees that the provision of this Agreement by Company, and its terms of employment, as well as its terms of Severance, Severance Benefits and the Acceleration Payment are generous and extraordinary, and that in consideration thereof, Employee agrees in his Agreement that in advance of and as a condition to the receipt of such Severance Benefits, Severance and the Acceleration Payment, if any, Employee will execute a General Release in a form mutually satisfactory to Company and Employee, but in any case, including appropriate releases for all claims or demands Employee may have against Company for violation of any laws, rules, regulations, orders or decrees established to protect the rights of employees pursuant to anti-discrimination laws and including all protections afforded to Employee relative to the execution and revocation of such a General Release. Employee understands and agrees that no Severance Benefits or Severance and the Acceleration Payment will be made to Employee unless, and until Employee and Company execute such a General

Release, and Employee’s rights to revoke such General Release have expired or have been extinguished as a matter of law. Such General Release must be executed and submitted to Company within sixty (60) days following termination of employment. Payment of amounts exempt from Section 409A shall be made (or shall begin, as the case may be) immediately upon the expiration of the revocation period, as shall the payment of any amounts that constitute “deferred compensation” within the meaning of Section 409A (subject to any delay under Section 20 and also provided that if the sixty (60) day period ends in the calendar year subsequent to the year containing the termination of employment, the payment of deferred compensation shall not be made or being earlier than the first business day in that subsequent year).

12.    Corporate Authority. Company represents and warrants to Employee that (a) Company has all necessary power and authority to enter into, and be bound by the terms of, this Agreement, (b) the execution, delivery, and performance of the undertakings contemplated by the Agreement have been duly authorized by Company, and (c) this Agreement shall be a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors rights generally.

13.    Notice. Any notice or other communication hereunder shall be in writing and shall be mailed or delivered to the respective parties hereto as follows:

(a)	If to Company:

Casella Waste Systems, Inc.

25 Greens Hill Lane

Rutland, VT 05701

Attention: Senior Vice President and General Counsel

(b)	If to Employee:

Edmond Coletta

Vice President of Finance and Investor Relations

25 Greens Hill Lane,

Rutland, VT 05701

The addresses of either party hereto above may be changed by written notice to the other party.

14.    Amendment; Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms of covenants hereof may be waived, only by written instrument executed by the party against whom such modification or waiver is sought to be enforced. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in anyone or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant in this Agreement.

15.    Benefit and Binding Effect. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of Company, but shall be personal to and not assignable by

Employee. The obligations of Company hereunder are personal to Employee or where applicable to his spouse or estate, and shall be continued only so long as Employee shall be personally discharging his duties hereunder. Company may assign its rights, together with its obligations, to any corporation which is a direct or indirect wholly-owned subsidiary of Company; provided, however, that Company shall not be released from its obligations hereunder without the prior written consent of Employee, which consent shall not be unreasonably withheld.

16.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF VERMONT REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW.

17.    Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

18.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

19.    Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements. No subsequent modifications may be made to this Agreement except by signed writing of the parties.

20.	Compliance with Section 409A.

Payments and benefits under this Agreement are intended to be exempt from Section 409A to the maximum possible extent and, to the extent not exempt, are intended to comply with the requirements of Section 409A. The provisions of this Agreement shall be construed in a manner consistent with such intent.

With respect to any “deferred compensation” within the meaning of Section 409A that is payable or commences to be payable under this Agreement solely by reason of Employee’s termination of employment, such amount shall be payable or commence to be payable as soon as, and no later than, Employee experiences a “separation from service” as defined in Section 409A, subject to Section 11 of the Agreement and subject to the six-month delay described below, if applicable. In addition, nothing in the Agreement shall require Company to, and Company shall not, accelerate the payment of any amount that constitutes “deferred compensation” except to the extent permitted under Section 409A.

If Employee is a “Specified Employee” within the meaning of Section 409A at the time his employment terminates and any amount payable to Employee by virtue of his separation from service constitutes “deferred compensation” within the meaning of Section 409A, any such amounts that otherwise would be payable during the first six months following separation from service shall be delayed and accumulated for a period of six months and paid in a lump sum on the first day of the seventh month. Amounts exempt from Section 409A shall not be so delayed. The Severance and Severance Benefits described in Section 4.4.1 of the Agreement are intended to, and shall be construed to, fit within the short-term deferral and separation pay exceptions to Section 409A to the maximum permissible extent and each installment thereof shall be treated as a separate payment for such purposes.

Any reimbursements or in-kind benefits provided to Employee shall be administered in accordance with Section 409A, such that: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during one year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other year; (b) reimbursement of eligible expenses shall be made on or before December 31 of the year following the year in which the expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or to exchange for another benefit.

21.	AGREEMENT TO ARBITRATE.

The undersigned parties agree that any disputes that may arise between them (including but not limited to any controversies or claims arising out of or relating to this Agreement or any alleged breach thereof, and any dispute over the interpretation or scope of this arbitration clause) shall be settled by arbitration by a single arbitrator agreed to by the parties, or if one cannot be agreed to by the parties, then by a three (3) person arbitration panel which is selected by the party of the first party, the second member chosen by the party of the second party, and the third member being selected by the first two arbitrators as previously selected by the parties. The arbitrator(s) shall administer the arbitration in accordance with the American Arbitration Association, Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. No party shall be entitled to punitive, consequential or treble damages. The arbitrator(s) selection process shall be concluded by the parties within sixty (60) days of a party’s Notice of Arbitration.

ACKNOWLEDGMENT OF ARBITRATION PURSUANT TO 12 V.S.A. § 5651 et seq. THE PARTIES HERETO ACKNOWLEDGE THAT THIS DOCUMENT CONTAINS AN AGREEMENT TO ARBITRATE. AFTER SIGNING THIS DOCUMENT EACH PARTY UNDERSTANDS THAT HE WILL NOT BE ABLE TO BRING A LAWSUIT CONCERNING ANY DISPUTE THAT MAY ARISE WHICH IS COVERED BY THIS ARBITRATION AGREEMENT EXCEPT AS PROVIDED IN THIS PARAGRAPH OR UNLESS IT INVOLVES A QUESTION OF CONSTITUTIONAL LAW OR CIVIL RIGHTS. INSTEAD EACH PARTY HAS AGREED TO SUBMIT ANY SUCH DISPUTE TO AN IMPARTIAL ARBITRATOR.

IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement and Acknowledgement of Arbitration pursuant to 12 V .S.A. § 5651 et seq. as of the dates written below:

Edmond Coletta

Witness:	/s/ Patricia D. Belden	/s/ Edmond Coletta

Date:	9/14/12	Date:	9/14/12

CASELLA WASTE SYSTEMS, INC.

Witness:	/s/ Patricia D. Belden	By:	/s/ John W. Casella

Date:	9/14/12	Name:	John W. Casella

		Date:	9/14/12

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